EXHIBIT 99

DATE:	October 28, 2011
TO:	All EMC Employees
FROM:	Bruce Kelley, Ron Jean, Kevin Hovick
RE:	2011 Nine Month Results

Catastrophes, storms and large losses continue to impact results.

The consolidated combined trade ratio as of September 30 was 119.7 compared to 104.2 for the first nine months of 2010. Catastrophe and storm losses through three quarters of 2011 contributed 24.4 points to the combined ratio compared to 13.7 points last year and an average of 9.7 points over the previous 10 years. Catastrophic events, along with severe and widespread storm activity, have impacted us both on business written through our branch operations and on assumed reinsurance business. Large non-storm losses (over $500,000) have also played a significant role in our results this year.

The combined ratio breaks down as follows:

Incurred Loss Ratio	72.3
Loss Adjustment Expense Ratio	13.1
Underwriting Expense Ratio	31.8
Dividend Ratio	2.5
Combined Trade Ratio	119.7

Reporting these types of results is never a pleasant experience; however, we can be proud that we have consistently fulfilled our promises to our policyholders and demonstrated that they can Count on EMC® to provide the financial resources necessary to rebuild their lives after such devastating events.

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Net written premiums increased by 7.3% to $952.3 million. We continue to see premium growth both on the direct side through branch operations and on the assumed side through EMC Reinsurance Company. The increase in direct written premiums is being driven by an increase in renewal premiums, an increase in endorsement premiums and positive audit premiums compared to negative audit premiums through September of last year. Policy count increased moderately, but new business premiums were actually down from last year. Manual rate levels are up by roughly 2.1% as of September. While this is driven primarily by personal lines, we are also getting increases on commercial lines. Renewal retention on direct business remained strong at roughly 87%. New accounts and price firming contributed to the increase in assumed reinsurance premiums.

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Our balance sheet remains strong even though policyholder surplus is down 11.3% to $958.1 million from $1,079.6 million at the end of 2010. The decline in surplus is a direct result of the unprecedented level of catastrophe losses and an overall decline in the value of our common stock portfolio. Net investment income (interest and dividends earned) is also down reflecting lower invested assets and lower interest rates.

The combined ratio is definitely much higher than we would have hoped for at this point in the year—once again due to a record level of catastrophe and storm losses, as well as a significant amount of large loss activity. Despite these challenges, we remain confident that our underlying book of business is sound, and our plans for the remainder of 2011 remain valid even as we plan for 2012. While it varies by territory and line of business, we are having success increasing rate levels, and we must continue to take advantage of every opportunity to do so. The sound fundamentals of careful risk selection and appropriate pricing have never been more important as we work to improve underwriting results. Let’s continue to focus on our objectives and execute our plans effectively so that we can finish 2011 in strong fashion and set the stage for a much better result in 2012.

*****
NOTE REGARDING EMC INSURANCE GROUP INC.: These results are consolidated numbers for EMC Insurance Companies and differ from results referred to in the October 21 press release for EMC Insurance Group Inc., the publicly traded company on NASDAQ. This financial information is also based on statutory accounting principles, which differ from the generally accepted accounting principles (GAAP) used by EMC Insurance Group Inc.